Exhibit 10.4

CANOPY GROWTH CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1.	Plan Description

The Canopy Growth Corporation (the “Company”) Employee Stock Purchase Plan is intended to promote the interests of the Company and its subsidiaries by providing eligible employees an opportunity to acquire a proprietary interest in the Company through a stock purchase plan.   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) for the 423 Component to qualify as an as “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	Definitions

“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which purchase rights that satisfy the requirements for an employee stock purchase plan under Section 423 of the Code may be granted to Eligible Persons, and such purchase rights are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii).

“Affiliate” has the meaning assigned by the Securities Act (Ontario), as amended from time to time.

“Associate” has the meaning assigned by the Securities Act (Ontario), as amended from time to time.

“Annual Compensation” means, for each Participant, the annualized gross salary of that Participant, i.e., regular compensation earned during each payroll period, before any deductions or withholding, but excluding commissions, overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by the Committee (for Employees who have a compensation plan with a base and incentive portion comprising a target, Annual Compensation shall mean the base for that individual).

“Blackout Period” means a period when the Eligible Person is prohibited by law, by the policies of the Exchange or by the policies of the Company from trading in Common Shares.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day which is a trading day on the Exchange.

“Change in Control” shall mean:

(i)

when any person, together with any Affiliate or Associate of such person (other than the Company or its subsidiaries, or an employee benefit plan of the Company or its subsidiaries, including any trustee of such plan acting as trustee) hereafter acquires, the direct or indirect “beneficial ownership”, as defined by the Canada Business Corporations Act (the “CBCA”), of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

the occurrence of a transaction requiring approval of the Company’s shareholders involving the acquisition of the Company or all or substantially all of its business by an entity through purchase of assets by amalgamation, arrangement or otherwise;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

“Committee” means the compensation committee appointed by the Board of Directors to administer the Plan. All references in the Plan to the Committee means the Board of Directors if no Committee has been appointed.

“Designated Company” means any Subsidiary or Affiliate that has been designated by the Committee in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided that a Subsidiary that is a Designated Company under the 423 Component may not simultaneously be a Designated Company under the Non-423 Component.

“Common Shares” means common shares in the capital of the Company.

“Eligible Person” means an Employee who is eligible to participate in the Plan pursuant to Section 4.

“Employee” means a full or part time employee of the Company or any of its Subsidiaries (provided such part time employees work a minimum of 28 hours per week on a non-seasonal basis, and, for purposes of the 423 Component, such part time employees work a minimum of 20 hours per week and more than five (5) months per calendar year).

“Exchange” means the Toronto Stock Exchange or such other exchange upon with the Company may be listed, should it no longer be listed on the Toronto Stock Exchange.

“Fair Market Value” per Common Share shall be the volume-weighted average price of Common Shares on the Exchange for the ten trading days immediately preceding the applicable date, calculated by dividing the total value by the total volume of securities traded for the ten trading days immediately preceding the applicable date.

“Insider” means:

(i)	an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time; and
(ii)	an Associate or Affiliate of any person who is an Insider by virtue of clause (i) of this definition.

“Leave of Absence” has the meaning ascribed thereto in Section 8 hereof.

“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which purchase rights that are not intended to satisfy the requirements for an employee stock purchase plan under Section 423 of the Code may be granted to Eligible Persons.  The Non-423 Component is intended to be exempt from the application of Section 409A of the Code, to the extent applicable, as rights granted thereunder are intended to constitute “short term deferrals” and any ambiguities herein will be interpreted such that those rights shall so be exempt from Section 409A of the Code.

“Offering” means the grant to Eligible Persons of rights to purchase Common Shares pursuant to the Plan, with the exercise of those purchase rights automatically occurring at the end of each Offering Period.

“Offering Period” means, unless otherwise provided by the Committee, one of the six month periods commencing in each year either on the third Business Day after the first public announcement of the Company’s first quarter financial results or on the third Business Day after the first public announcement of the Company’s third quarter financial results; provided, however, that if an Offering Period is scheduled to commence during a Blackout Period, the Offering Period will instead begin on the first Business Day following the expiration of the Blackout Period.  Notwithstanding the foregoing, the Committee may establish an Offering Period with a duration that is shorter or longer than six (6) months (provided that for the 423 Component, an Offering Period may not be longer than twenty-seven (27) months) and/or has a different commencement date.

“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means an Eligible Person who is participating in the Plan pursuant to Section 3.

“Payroll Deduction” has the meaning ascribed thereto in Sub-section 5(b) hereof.

“Plan” means this Canopy Growth Corporation Employee Stock Purchase Plan.

“Plan Account” means, for each Participant, an account maintained by the Company or its designated record keeper to which such Participant’s payroll deductions are credited and against which funds used to purchase Common Shares are charged and to which Common Shares purchased are credited.

“Purchase Date” means the first Business Day which is six months (unless the Committee specifies a different duration, which shall not exceed twenty-seven (27) months with respect to the 423 Component) following the first Business Day of each Offering Period in respect of any Offering Period.

“Purchase Price” means the lesser of (i) 90% of the Fair Market Value of the Common Shares on the first day of the Offering Period in which the Purchase Date falls, and (ii) 90% of the Fair Market Value of the Common Shares on the Purchase Date for that Offering Period.

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan

Subject to Section 13, the aggregate number of Common Shares which may be sold under the Plan is 600,000.  The maximum number of Common Shares which may be issued under the Plan in any one fiscal year shall not exceed 300,000. No fractional shares may be purchased or issued hereunder. The following restrictions shall also apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

(i)

the aggregate number of Common Shares issuable to Insiders, at any time, under all of the Company’s security-based compensation arrangements, cannot exceed 10% of the issued and outstanding Common Shares of the Company; and

(ii)

Insiders shall not be issued, under this Plan and all of the Company’s other security-based compensation arrangements, within any one year period, a number of Common Shares which exceeds 10% of the issued and outstanding Common Shares of the Company.

4.	Eligible Persons

Each Employee (an “Eligible Person”) who has provided services to the Company or any of its subsidiaries for at least three months and who is continuing to provide such services may participate in the Plan. The Committee may exclude all, but not less than all, of the Employees of any subsidiary of the Company located outside of Canada where participation by such Employees would be impractical.

5.	Offering Periods and Participation in the Plan

a.

Common Shares shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as: (i) the maximum number of Common Shares available for purchase under the Plan shall have been purchased; or (ii) the Plan shall have been terminated in accordance with the terms hereof.  With respect to the 423 Component, an Offering will comply with the requirement of Section 423(b)(5) of the Code that all Eligible Persons granted purchase rights will have the same rights and privileges.

b.

An Eligible Person who is an Employee may participate in the Plan by electronically enrolling using the Company’s equity management software prior to the tenth day of an Offering Period (or such other date as the Committee may determine) a subscription agreement and an electronic election form which authorizes payroll deductions (the “Payroll Deductions”) from such Employee’s pay for the purposes of acquiring Common Shares. Such Payroll Deductions shall commence on the first regularly scheduled payroll day of the applicable Offering Period following the receipt by the Company of the electronic election form.  Such Payroll Deductions shall continue until such Employee terminates participation in the Plan or the Plan is terminated prior to such time. Unless otherwise specified in an electronic election form or a new electronic election form is filed pursuant to Section 7 of the Plan or participation in the Plan is terminated pursuant to Section 7 of the Plan, Employees who have filed a completed subscription agreement and electronic election form shall be deemed to participate in the Plan in subsequent Offering Periods.

c.

Notwithstanding the foregoing, an Eligible Person shall not be entitled to purchase Common Shares under this Plan on any Purchase Date if the purchase would not comply with the restrictions respecting the issuance/sale of Common Shares set forth in Section 3.

d.

If the aggregate number of Common Shares subscribed for pursuant to the Plan exceeds the total number of Common Shares permitted to be issued under the Plan or the maximum number of Common Shares permitted to be issued under the Plan in respect of a fiscal year, the Common Shares available will be allocated by the Company on a pro rata basis in proportion to each Participant’s balance in his or her Plan Account, and a cash payment for the balance remaining will be refunded to the Participant on the Purchase Date, such calculation and allotment by the Company to be final and binding on all Participants.

e.

Any provisions of the Plan to the contrary notwithstanding, with respect to any Offering under the 423 Component, no Eligible Person will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Person (or any other person whose stock would be attributed to such Eligible Person pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options or rights to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code.

6.	Limits on Payroll Deductions

Payroll Deductions shall be made from the amounts paid to each Participant for each payroll period in such amounts as such Participant shall authorize in such Participant’s electronic election form. The maximum Payroll Deduction for each Participant shall be 5% of the Participant’s Annual Compensation, and the minimum Payroll Deduction for each Participant shall be 1% of the Participant’s Annual Compensation. If a Participant’s Annual Compensation is insufficient in any pay period to allow the entire Payroll Deduction elected under the Plan, no deduction shall be made for such pay period. Payroll Deductions will resume with the next regularly scheduled payroll period in which the Participant has pay sufficient to permit the Payroll Deduction.  Payroll Deductions under the Plan shall be made in any period only after all other withholdings, deductions, garnishments and the like have been made.

7.	Changes in Payroll Deductions

Subject to the minimum and maximum deductions set forth above in Section 6, a Participant may change the amount of such Participant’s Payroll Deductions by filing a new electronic election form with the Company during such period as the Committee may determine with respect to an Offering Period, which change shall be effective for such Offering Period.

8.	Termination of Participation in Plan

A Participant’s participation in the Plan shall be terminated upon the termination of such Employee’s employment with the Company or a Designated Company for any reason and such Participant shall cease to be an Eligible Person at such time. Unless determined otherwise by the Committee, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code and does not cause any option thereunder to fail to comply with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component.  In the event that a Participant’s participation in the Plan is voluntarily or involuntarily terminated, Payroll Deductions under the Plan shall cease and any payments credited to such Participant’s Plan Account prior to such time shall be returned to the Participant. For purposes of this Section 8, the date of termination of an Employee’s employment shall be the date designated in writing by the Company (or by its subsidiary, as the case may be) as the effective date of termination, notwithstanding any period of notice or reasonable notice that the Company (or subsidiary, as the case may be) may be required by contract or at law to provide to the Participant in connection with such termination.  For greater clarity, a temporary leave of absence (whether with or without pay) of a Participant from his or her employment with the Company (a “Leave of Absence”) shall not be treated as terminating such Participant’s participation in any Offering Period, provided, however, that (a) in the event of any Leave of Absence of a Participant without pay, such Participant’s Payroll Deductions under the Plan, if any, shall be suspended for the duration of such Leave of Absence, (b) any such suspension of Payroll Deductions shall not be deemed to be a change made pursuant to Sections 7 or 8 hereof for the determination of the amount of the Purchase Price related to any Common Shares to be purchased in an Offering Period, and (c) with respect to the 423 Component, where the Leave of Absence exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

9.	Purchase of Shares

a.

On each Purchase Date, the Company shall apply the funds credited to each Participant's Plan Account to the purchase (without commissions or fees) of that number of whole Common Shares determined by dividing the Purchase Price into the balance in the Participant's Plan Account on the Purchase Date. Any amount remaining shall be carried forward to the next Purchase Date unless the Plan Account is closed.

b.

As soon as practicable after each Purchase Date, an electronic statement shall be delivered to each Participant through the Company’s equity management software which shall include the number of Common Shares purchased on the Purchase Date on behalf of such Participant under the Plan.

10.	Rights as a Shareholder

As of the Purchase Date, a Participant shall be treated as record owner of his/her Common Shares purchased pursuant to the Plan.

11.	Rights Not Transferable

Rights under the Plan are not transferrable by a Participant other than by will or the laws of succession, and are exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. No rights or Payroll Deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

12.	Application of Funds

All funds of Participant's received or held by the Company under the Plan before purchase of the Common Shares shall be held by the Company without liability for interest or other increment.

13.	Adjustments in Case of Changes Affecting Common Shares

In the event of a subdivision or consolidation of outstanding Common Shares of the Company, or the payment of a stock dividend, the number of Common Shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee (including, without limitation, the class and number of securities subject to, and the purchase price applicable to outstanding Offerings and purchase rights). In the event of any other change affecting the Common Shares, such adjustment shall be made as shall be deemed equitable by the Committee to give proper effect to such event. If the Committee determines that such change will constitute a change requiring shareholder approval, it may refrain from making such adjustments. The Committee or the Board of Directors shall determine the adjustments to be made under this Section 13, and its determination shall be conclusive.

14.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the provisions of the Plan and make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or its subsidiaries as the Committee shall determine.  In addition, the provisions of the 423 Component will be interpreted and construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

15.	Amendments to the Plan

a.

Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board of Directors may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

i.	making any amendments to the provisions set out in Section 8 of the Plan;

ii.

making any amendments to add covenants of the Company for the protection of Participants, provided that the Board of Directors shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

iii.

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions, which in the good faith opinion of the Board of Directors, having in mind the best interests of the Participants, it may be expedient to make, provided that the Board of Directors shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

iv.

making any such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

b.

Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Exchange (to the extent the Company has any securities listed on such exchange) and the approval of shareholders:

i.	amendments to the Plan which would increase the number of Common Shares issuable under the Plan, otherwise than in accordance with Section 13 of this Plan;

ii.	amendments to the Plan which would increase the number of Common Shares issuable to Insiders under the Plan, otherwise than in accordance with Section 13 of this Plan;

iii.	amendments to the Plan which would increase the number of Common Shares issuable to Directors under the Plan, otherwise than in accordance with Section 13 of this Plan;

iv.	amendments that would reduce the Purchase Price payable by Insiders;

v.	amendments to the Plan that would result in an extension of the term, under a security based compensation arrangement benefiting an insider of the issuer;

vi.	amendments that would increase the percentage discounts set forth in the definition of Purchase Price;

vii.

increase the maximum percentage of the Annual Compensation that any Participant may direct be contributed, pursuant to the Plan, towards the purchase of Common Shares on his or her behalf through Payroll Deductions;

viii.	the addition of any form of financial assistance to a Participant;

ix.	the adoption of an employer matching contribution; and

x.	any amendment to the Plan that would result in an amendment to an amending provision within the Plan.

c.

Subject to Sections 18 and 24, the Board of Directors shall not alter or impair any rights or increase any obligation with respect to previously agreed upon terms under the Plan without the consent of the Participant.

16.	Termination of the Plan

The Plan shall terminate upon the earlier of (a) the termination of the Plan by the Board of Directors of the Company as specified below, or (b) the date no more Common Shares remain to be purchased under the Plan. The Board of Directors of the Company may terminate the Plan as of any date, and the date of termination shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have options to purchase more Common Shares than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of Common Shares on a pro rata basis, and any excess Payroll Deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Committee.

17.	Costs

All costs and expenses incurred in administering the Plan shall be paid by the Company.

18.	Governmental Regulations

The Company's obligation to sell and deliver its Common Shares pursuant to the Plan is subject to:

a.

the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

b.	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

c.

the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

19.	Applicable Law

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

20.	Effect on Employment

The provisions of this Plan shall not affect the right of the Company or any subsidiary or any Participant to terminate the Participant's employment with the Company or any subsidiary.

21.	Withholding

The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

22.	Change in Control

In the event of a proposed or actual Change in Control, the Company shall require that each outstanding right hereunder be assumed or an equivalent right be substituted by the successor or purchaser corporation unless the Plan is terminated; provided, however, that if any successor or purchaser corporation (or its parent company) does not assume or continue purchase rights granted pursuant to the 423 Component or does not substitute similar rights for such purchase rights, then the accumulated contributions in the Plan Accounts of the Participants in the 423 Component will be used to purchase Common Shares within ten business days prior to the Change in Control, and the purchase rights under the 423 Component will terminate immediately after such purchase.

23.	Approvals

The Plan shall be subject to acceptance by the Exchange in compliance with all conditions imposed by the Exchange.  Any rights to purchase Common Shares granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such right may be exercised unless such acceptance is given and such conditions are complied with.

24.	Corporate Action

Nothing contained in the Plan shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or any subsidiary of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

25.	Limitation on Sale of Common Shares Purchased Under the Plan

The Plan is intended to provide Common Shares for investment and not for resale.  The Company does not, however, intend to restrict or influence any Participant with respect to any dealings with Common Shares save and except as provided in Sub-section 18(c).  A Participant may, therefore, sell Common Shares purchased under the Plan provided he/she complies with all applicable securities laws.  Participants assume the risk of any market fluctuations in the price of the Common Shares.

26.	Administration

Administration of the Plan shall be managed solely through the Company’s equity management software.  All enrollments, Payroll Deductions (elections) and requests to withdraw from the Plan shall be effective solely through the Participant’s use of the Company’s equity management software.  Participant questions may be directed to stockadmin@canopygrowth.com.

27.	Shareholder Approval

The Plan shall become effective on the date it is adopted by the Board of Directors of the Company, provided that the shareholders of the Company approve it within 12 months after such date and then reapprove every five (5) years.

APPROVED: September 21, 2020